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                                                                    Exhibit 99.1


                                 [INSIGHT LOGO]
================================================================================
NASDAQ:  NSIT                                              FOR IMMEDIATE RELEASE
                                                        WEDNESDAY, JULY 17, 2002

                       INSIGHT ENTERPRISES, INC. ANNOUNCES
                     ANTICIPATED SECOND QUARTER 2002 RESULTS

TEMPE, ARIZONA - JULY 17, 2002 - INSIGHT ENTERPRISES, INC. (NASDAQ: NSIT) (the "Company") today announced that it expects net sales for the second quarter of 2002 to be approximately $737 million compared to $505 million in the second quarter of 2001. Second quarter diluted earnings per share are expected to be between $0.26 and $0.29, compared to $0.26 in the same period last year. The Company previously stated that it expected net sales and diluted earnings per share to be between $720 million and $760 million and $0.31 and $0.35, respectively. These results reflect three acquisitions made by the Company during Q4 2001 and Q2 2002. The Company is a holding company with two operating units, Insight Direct Worldwide, Inc. ("Insight") and Direct Alliance Corporation.

The disappointing Q2 2002 results are due to the operating results experienced by Insight's United Kingdom operations, which had operating losses in Q2 2002 compared to operating earnings in Q1 2002. It was not until the consolidation process that it was determined that actual results were substantially lower than expected. According to Timothy A. Crown, Chief Executive Officer, "Net sales in the United Kingdom declined from $113 million in Q1 2002 to $89 million in Q2 2002, or 21%. The decline in net sales occurred primarily in the large enterprise sector. Additionally, due to strong competitive pressures and reduced demand, the gross profit percentage in the United Kingdom for Q2 2002 was lower than expected."

Mr. Crown continued, "Effective today, both the president and chief operating officer of Insight's United Kingdom operations have resigned and we have replaced them with other executives from the Company who will operate the business until permanent replacements are found."

Additional information will be provided when the Company reports its second quarter results on July 25, 2002.

Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect sales, gross profit, operating expenses or net earnings; projections of capital expenditures; projections for growth; hiring plans; plans for future operations; financing needs or plans; plans relating to our products; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause our actual results to differ materially from those projected in forward-looking statements made by us include, but are not limited to, the following: our ability to integrate Comark successfully and in a timely manner including the conversion to one common information systems platform, general economic and computer industry conditions, competition, integration of past and future acquisitions, reliance on information systems, reliance on suppliers, changes in supplier reimbursement programs, management of growth, changing methods of distribution, rapid change in product standards, inventory obsolescence, dependence on key personnel and sales or use tax collection. These factors are discussed in greater detail under "Factors That May Affect Future Results And Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.


                                     -MORE-

Insight Enterprises, Inc.  1305 W. Auto Drive    Tempe, Arizona     480-902-1001
                                                                FAX 480-350-1141
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July 17, 2002


About Insight

INSIGHT ENTERPRISES, INC., a Fortune 1000 company, is a holding company composed of the following operating units: INSIGHT DIRECT WORLDWIDE, INC. ("Insight") is a leading global direct marketer of computers, hardware and software, offering a broad line of more than 200,000 brand name products primarily to businesses in the United States, Canada, and the United Kingdom. Insight sells its products via a staff of customer-dedicated account executives utilizing proactive outbound telephone-based sales, a customer-focused direct sales force, electronic commerce and electronic marketing and via the Internet. DIRECT ALLIANCE CORPORATION is a business process outsourcing organization providing marketplace solutions in the areas of direct marketing, direct sales, finance and logistics using state-of-the-art proprietary technology, infrastructure and processes. For additional information about Insight Enterprises, Inc., call
(480) 902-1001 in the United States or visit www.insight.com.

CONTACTS:  STANLEY LAYBOURNE                        KAREN MCGINNIS
           CHIEF FINANCIAL OFFICER,                 SENIOR VICE PRESIDENT-
             SECRETARY AND TREASURER                  FINANCE
           TEL. 480-350-1142                        TEL. 480-333-3074
           EMAIL slaybour@insight.com               EMAIL kmcginni@insight.com

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Insight Enterprises, Inc.   1305 W. Auto Drive    Tempe, Arizona    480-902-1001
                                                                FAX 480-350-1141